James Kuok

6625 Lanark Street,

Vancouver, B.C.

August 16, 2013

Board of Directors

DTS8 Coffee Company, Ltd

1662 Highway 395 North,

Suite 214,

Minden, Nevada, USA 89432

Dear Sirs,

RE: FORM 8-K

TO WHOM IT MAY CONCERN

I have received and reviewed a copy of the Current Report on Form 8-K dated August 16, 2013, to be filed with the Securities and Exchange Commission and the disclosures made under Item 5.02 thereof. I have no disagreements with the disclosures made by the Company as they pertain to my decision to resign from the Company’s Board of Directors.

I hereby consent to the inclusion of this letter as an exhibit to the Form 8-K.

Sincerely

/s/ James Kuok

James Kuok